Exhibit 99.1

FIRST AMENDMENT TO AMENDED AND RESTATED SERVICE AGREEMENT

This First Amendment to the Amended and Restated Service Agreement (“First Amendment”) is dated as of this 9th day of September, 2013, by and between Comenity Servicing LLC (“Servicer”), a Texas limited liability company with its principal place of business at 3100 Easton Square Place, Columbus, OH  43219, and Comenity Bank (“Bank”), a Delaware state bank, with its principal place of business at One Righter Parkway, Suite 100, Wilmington, DE  19803.

RECITALS

WHEREAS, Bank and Servicer entered into that certain Amended and Restated  Service Agreement with an effective date of June 1, 2013 (the “Agreement”) to outsource certain data processing activities and certain other administrative and servicing functions; and

WHEREAS, Bank and Servicer wish to amend the Agreement to update service standards;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.
Definitions; References.  Each term used herein which is not defined herein shall have the meaning assigned to such term in the Agreement.  Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement amended hereby.

2.	Service Standards. Appendix B of Agreement is hereby deleted in its entirety and replaced with new Appendix B attached hereto.

3.	Governing Law. The governing law provisions of this First Amendment shall be the same as those of the Agreement.

4.
Counterparts; Effectiveness.  This First Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument.  The provisions included in this First Amendment shall be effective as of the Effective Date set forth above.

5.	Entire Agreement. As hereby amended and supplemented, the Agreement shall remain in full force and effect.

 1st Amendment to A&R Service Agreement
 Comenity Bank /Comenity Servicing LLC

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized officers.

Comenity Bank	Comenity Servicing LLC

By: /s/John J. Coane	By: /s/Sallie Komitor
Name: John J. Coane	Name: Sallie Komitor
Title: President	Title: President

 1st Amendment to A&R Service Agreement
 Comenity Bank /Comenity Servicing LLC

Appendix B
Service Standards

1.
GENERAL SERVICE STANDARDS. In the absence of client specific service levels, the following Service Standard will apply to Bank clients serviced by Servicer. If service standards are not enumerated, these general Service Standards will apply.

	Service Factor Category	Service Standard
SLA Telephone Service Factors
#1	Average Speed of Answer of new accounts, authorizations, customer service	At least 80% of calls answered within 25 seconds or less
#2	Abandon Rate for new accounts, authorizations, customer service	5.0% or less
New Account Service Factors
#3	Quick Credit and Telephone Credit application referrals – Response Time
At least 90% of the Applications will be processed within 5 minutes; Creditor shall notify all Applicants of action taken within 30 calendar days of receiving a completed application concerning the approval of, counteroffer to, or adverse action on the application.(Reg. B 1002.9(a)(i))

#4	Processing mail-in applications
All domestic mail-in applications will be processed in 6-business days or less and all international mail-in applications will be processed in 10-business days or less. Under Reg. B 1002.9(a)(i) - A Creditor shall notify all Applicants of action taken within 30 calendar days of receiving a completed application concerning the approval of, counteroffer to, or adverse action on the application.

#5	Card Issuance	Issue new and replacement cards within 4 business days of embossing tape output
Customer Service Factors
#6	Response to written Cardholder inquiries and complaints	90% within 8 Business Days. 100% within 30 Calendar Days. 100% within regulatory timelines, as applicable.
#7	Authorizations	Authorizations services will be available 99.5% of store hours.
#8	Payment Processing
A. Servicer will process 96% of all clean (Regulation Z “conforming payments” under §1026.10(b)) payments within 24 hours of receipt; payments must be processed as of the date of receipt, unless the delay in crediting does not result in a finance charge or other charge.
B. Servicer will process 100% of “non-conforming” it accepts payments within five days of receipt (§1026.10(b)(4)(i)).

#9	Statements
Servicer will mail or deliver account statements within 4 business days of the scheduled billing date. Monthly periodic statements must be mailed or delivered at least 21-days (calendar days) prior to the payment due date disclosed on the billing statement.(Reg. Z 1026.5(b)(2)(ii)(1)).

#10	Returned Payments Reporting	Monthly reports on returned payments.
Collections Service Factors
#11	Penetration of Dialer Download	85%
Administrative Service Factors
#12	Disaster Recovery / Contingency Plan	Reports on the Annual Disaster Recovery Plan and testing results.
Compliance Service Factors
#13	ROQC Monthly Monitoring Results Reporting
Notification to the Bank’s Compliance Officer of any complete monitoring reports issued by the ROQC Team within three (3) business days of completion of the reports (inclusion on the distribution is sufficient).

 1st Amendment to A&R Service Agreement
 Comenity Bank /Comenity Servicing LLC